EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Form S-8 of our reports dated March 2, 2007, relating to the financial statements and financial statement schedule of Ampco-Pittsburgh Corporation, and management’s report on the effectiveness of internal control over financial reporting, which report on the financial statements expresses an unqualified opinion and includes and explanatory paragraph for the adoption of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, all appearing in this Annual Report on Form 10-K of Ampco-Pittsburgh Corporation for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania

March 8, 2007